Exhibit 99.1

Selected Financial Data.
(Dollars in millions, except per share amounts)

     The following tables set forth historical and pro forma data as of the dates and for the periods indicated as described below.

Historical

     The following selected consolidated financial data for the years ended December 31, 1999 through December 31, 2003 is derived from our audited consolidated financial statements as restated. The operating data includes reclassifications to conform to current period presentations with no impact on net income. In the second quarter of 2004, we committed to a plan to divest our existing funeral and cemetery operations in Argentina and Uruguay. Therefore, these operations are classified as discontinued for all periods presented. In the first quarter of 2004, we changed our method of accounting for insurance funded preneed contracts as we have concluded that our insurance funded preneed funeral contracts are not assets and liabilities as defined by Statement of Financial Accounting Concepts No. 6, “Elements in Financial Statements”. Therefore, we have removed from our balance sheet amounts relating to insurance funded preneed funeral contracts for periods presented. The data set forth should be read in conjunction with our consolidated financial statements and accompanying notes to the consolidated financial statements included in this Current Report on Form 8-K. The historical information is not necessarily indicative of the results to be expected in the future.

     The financial statements for the fiscal years ended December 31, 2000, 2001 and 2002, the interim quarters of 2000, 2001, 2002 and the first three quarters of 2003 have been restated. All applicable amounts relating to these restatements have been reflected in the following selected financial data.

Pro Forma Data

     Adjustments to the historical data to present pro forma data in the tables below include:

(i) Goodwill. In 2002, we adopted Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets” (SFAS 142). SFAS 142 addresses accounting for goodwill and other intangible assets and redefines useful lives, amortization periods and impairment of goodwill. Under the pronouncement, goodwill is no longer amortized, but is tested for impairment annually by assessing the fair value of reporting units, generally one level below reportable segments. As a result of the adoption of SFAS 142, we recognized a non-cash charge in 2002 reflected as a cumulative effect of accounting change of $135.6 million, net of applicable taxes, related to the impairment of goodwill in our North America cemetery reporting unit. The pro forma selected consolidated statement of operations data presented below reflects the application of SFAS 142 to the financial data for the three years ended December 31, 2001.

(ii) Revenue Recognition. In 2002, we implemented Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (SAB 101). As a result of this implementation, we changed certain of our accounting policies regarding preneed sales activities. We recorded a non-cash charge reflected as a cumulative effect of accounting change of $866.1 million (as restated), net of applicable taxes, as of January 1, 2000. The pro forma selected consolidated statement of operations data presented below reflects the application of SAB 101 for the year ended December 31, 1999.

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SERVICE CORPORATION INTERNATIONAL
SELECTED FINANCIAL DATA

     HISTORICAL BASIS - The information in the following table is reported on a historical basis.

	Year ended December 31,
	2003	2002	2001	2000	1999
		(Restated)	(Restated)	(Restated)
Selected Consolidated Statement of Operations Data:
Revenue	$2,328.4	$2,312.4	$2,489.0	$2,569.5	$2,979.0
Income (loss) from continuing operations before cumulative effects of accounting changes	$82.6	$(82.2)	$(464.0)	$(388.4)	$(55.8)
Net income (loss)	$85.1	$(232.5)	$(623.4)	$(1,294.1)	$(32.4)
Earnings per share:
Income (loss) from continuing operations before cumulative effects of accounting changes
Basic	$0.28	$(0.28)	$(1.63)	$(1.43)	$(0.21)
Diluted	$0.28	$(0.28)	$(1.63)	$(1.43)	$(0.21)
Net income (loss)
Basic	$0.28	$(0.79)	$(2.19)	$(4.75)	$(0.12)
Diluted	$0.28	$(0.79)	$(2.19)	$(4.75)	$(0.12)
Dividends per share	—	—	—	—	$0.27
Selected Consolidated Balance Sheet Data:
Total assets	$7,725.2	$7,798.2	$9,025.0	$10,525.0	$10,779.7
Long-term debt, less current maturities.	$1,519.2	$1,874.1	$2,301.4	$3,078.7	$3,622.2
Stockholders’ equity	$1,527.0	$1,326.7	$1,456.4	$2,025.0	$3,495.3

PRO FORMA BASIS - The information in the following table is reported on a pro forma basis.

	Year ended December 31,
	2003	2002	2001	2000	1999
	(Pro forma)	(Pro forma)	(Pro forma)	(Pro forma)	(Pro forma)
Selected Consolidated Statement of Operations Data:
Revenue	$2,328.4	$2,312.4	$2,489.0	$2,569.5	$2,716.2
Income (loss) from continuing operations before cumulative effects of accounting changes	$82.6	$(82.2)	$(416.5)	$(335.5)	$(161.8)
Net income (loss)	$85.1	$(96.9)	$(576.0)	$(370.4)	$(137.7)
Earnings per share:
Income (loss) from continuing operations before cumulative effects of accounting changes
Basic	$0.28	$(0.28)	$(1.46)	$(1.23)	$(0.59)
Diluted	$0.28	$(0.28)	$(1.46)	$(1.23)	$(0.59)
Net income (loss)
Basic	$0.28	$(.33)	$(2.02)	$(1.36)	$(0.51)
Diluted	$0.28	$(.33)	$(2.02)	$(1.36)	$(0.51)
Dividends per share	—	—	—	—	$0.27
Selected Consolidated Balance Sheet Data:
Total assets	$7,725.2	$7,798.2	$8,878.2	$10,319.0	$10,502.8
Long-term debt, less current maturities.	$1,519.2	$1,874.1	$2,301.4	$3,078.7	$3,622.2
Stockholders’ equity	$1,527.0	$1,326.7	$1,320.8	$1,841.9	$2,398.5

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